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                                                                 EXHIBIT (a)(11)

International Game Technology Announces Preliminary Results of the Company's $21 Cash Tender Offer

         RENO, Nev., Jan. 10 /PRNewswire/ -- International Game Technology (NYSE: IGT) announced the preliminary results of the Company's tender offer to purchase 11,000,000 shares at $21 per share, which expired Friday, January 7, 2000 at 12:00 midnight, New York City time.

         Based on the preliminary count, subject to final verification, approximately 24,853,656 shares of the Company's common stock were tendered, representing 28.9% of the outstanding shares, including approximately 10,743,167 shares which were tendered through Notices of Guaranteed Delivery. Since more shares were tendered than the 11,000,000 authorized in the tender offer, those shares to be purchased are subject to proration.

         Depending on the number of shares ultimately delivered and the number of odd lots included in those deliveries, the proration of shares to be purchased may change. Based on the preliminary count, subject to final verification and upon approval of the Company's Board of Directors, the proration of shares to be purchased is expected to be approximately 44.3% of the shares tendered assuming the receipt of all the shares tendered through Notices of Guaranteed Delivery. Payment for the shares properly tendered and accepted will be made as soon as practicable.

         Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.

         IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.

         SOURCE: International Game Technology